EXHIBIT 10.20.3
AMENDMENT NO. 3
TO THE AMENDED AND RESTATED INVENTORY SECURITY AGREEMENT

This Amendment No. 3 to the Amended and Restated Inventory Security Agreement (the “Amendment”) is entered into effective as of April 1, 2016 by and between Titan Machinery, Inc., (“Debtor”) and DLL Finance LLC (f.k.a. Agricredit Acceptance LLC) (“Secured Party”) (each a “Party” and collectively the “Parties”).

Debtor and Agricredit Acceptance LLC, as predecessor in interest to Secured Party, entered into the Amended and Restated Inventory Security Agreement dated October 31, 2013, as amended by Amendment No. 1 to the Amended and Restated Inventory Security Agreement dated April 1, 2015 and Amendment No. 2 to the Amended and Restated Inventory Security Agreement dated June 1, 2015 (as amended, the “Agreement”), and Debtor and Secured Party now desire to further amend the Agreement as set forth below.

NOW THEREFORE, INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.
Integration. Except as amended herein, the terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement, as amended.

2.	Amendments. The Agreement shall be amended as follows:

a.	The following paragraph shall be added to the end of Section 3 of the Agreement, titled “Security Interest”:
Secured Party may periodically assess the Orderly Liquidation Value of the Collateral. Within a reasonable time following any such assessment, Secured Party shall provide Debtor with notice of the determined Orderly Liquidation Value of the Collateral. If the Orderly Liquidation Value of the Collateral is less than the current outstanding balance of the Obligations, Secured Party may demand in writing payment of the difference. Debtor shall pay the difference to Secured Party no later than ten (10) Business Days after receipt of Secured Party’s written demand. No later than five (5) Business Days after receipt of Secured Party’s demand for payment, Debtor may make a written request for a third-party valuation of the Collateral. In such case, Debtor and Secured Party shall agree upon an independent third party to conduct the valuation. The third party’s valuation must be completed and submitted by Debtor to Secured Party no later than thirty (30) days after the Parties agree upon the independent third party valuator. Such third-party valuation will be binding upon both Debtor and Secured Party. If the third party’s valuation of the Collateral is less than the current outstanding balance of the Obligations, Debtor shall pay the difference to Secured Party no later than ten (10) Business Days after the conclusion of the third-party valuation. Debtor shall be responsible for the costs of the third-party valuation.

b.	The second sentence of Section 4 of the Agreement, titled “Payments,” shall be deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, Debtor agrees to pay Secured Party the amount of any extension of credit on each item of Inventory financed directly or indirectly hereunder within ten (10) Business Days of the sale, loss, theft and/or destruction thereof, in a form and manner satisfactory to Secured Party. Exceptions to such ten (10) Business Day payment period may be approved by Secured Party in its sole discretion.”

c.	The fourth paragraph of Section 4 of the Agreement, titled “Payments” is hereby deleted in its entirety.

d.	The last sentence of the first paragraph of Section 8 of the Agreement, titled “Inspection / Books and Records,” is hereby deleted in its entirety.

e.	Paragraph (f) of Section 6 of the Agreement, titled “Covenants,” shall be deleted in its entirety and replaced with the following:
“immediately notify the Secured Party of any event causing a material loss of the Collateral whether or not covered by insurance and the amount of such loss;”

f.	Paragraph (g) of Section 10 of the Agreement, titled “Default,” shall be deleted in its entirety and replaced with the following:
“The failure of Debtor to pay the difference between the Orderly Liquidation Value of the Collateral and the outstanding balance of the Obligations within ten (10) Business Days after Secured Party’s written demand or the third party valuation, as applicable;”

g.	Paragraph (s) of Section 10 of the Agreement, titled “Default,” shall be deleted in its entirety and replaced with the following:
“Secured Party determines, in its sole discretion, that the Debtor’s or any guarantor’s Consolidated Tangible Net Worth has decreased in value and imperils the prospect of full performance or satisfaction of the Obligations;”

h.	The following definition of “Business Day” shall be added to Exhibit B, Definitions, to the Agreement:
“‘Business Day’ means any day other than (0) a Saturday or Sunday; (0) a day on which the offices of Secured Party are closed; or (0) a federal banking holiday as recognized by the United States Federal Reserve Bank.”

i.	The following definition of “Orderly Liquidation Value” shall be added to Exhibit B, Definitions, to the Agreement:
“‘Orderly Liquidation Value’ means Secured Party’s opinion of the gross amount, expressed in terms of money, that typically could be realized from a liquidation sale given a reasonable period of time to find a purchaser, with the seller being compelled to sell on an ‘as-is, where-is’ basis, as of a specific date.

j.	Section 2 of Exhibit C, Financial Covenants, to the Agreement titled “Minimum Consolidated Fixed Charge Coverage Ratio” is hereby deleted in its entirety and replaced with the following:
“2.    Minimum Consolidated Fixed Charge Coverage Ratio. As measured at the end of each fiscal quarter of Debtor on a trailing twelve (12) month basis, the Consolidated Fixed Coverage Charge Ratio shall exceed:

Applicable Calendar Quarters(s):	Minimum Consolidated Fixed Charge Coverage Ratio:
FQE April 30, 2016, FQE July 31, 2016, and FQE October 31, 2016	1.10 to 1.00
FYE January 31, 2017 and each Fiscal Quarter thereafter	1.25 to 1.00

If the Minimum Consolidated Fixed Charge Coverage Ratio is less than the applicable ratio set forth above, this shall constitute an Event of Default.”

3.
Miscellaneous. This Amendment may be executed in counterparts, including facsimile counterparts, each of which will constitute an original, but which collectively will form one and the same instrument. This Amendment constitutes the final agreement between the Parties and is the exclusive expression of the Parties’ agreement on the matters contained herein. All earlier and contemporaneous negotiations and agreements between the Parties on the matters contained herein are expressly merged into and superseded by this Amendment. Any modification or additions to the terms of this Amendment must be in a written agreement identified as an amendment and executed by both Parties.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first set forth above.
Titan Machinery, Inc.		DLL Finance LLC At: 8001 Birchwood Court, Johnston, IA 50131
Debtor
/s/ Ted O. Christianson, Treasurer		/s/ Todd R. Cate, VP Operations
Authorized Signature		Authorized Signature
Ted O. Christianson	4/6/2016	Ted R. Cate 4/6/16
Print Name & Title	Date	Print Name & Title	Date